Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Astra Space, Inc

Astra Space Operations, Inc

Apollo Fusion, LLC

Astra Earth Operations, LLC

The Company has excluded inactive subsidiaries who have had no business activity during the year ended December 31, 2022. All subsidiaries are incorporated or organized in the state of Delaware.